As filed with the Securities and Exchange Commission on September 11, 2007

Registration No. 333-145414

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOLEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	56-2065137
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

158 Credle Street

Pittsboro, North Carolina 27312

(919) 542-9901

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Jan Turek, President and Chief Executive Officer

158 Credle Street

Pittsboro, North Carolina 27312

(919) 542-9901

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Jonathan L. Kravetz, Esq. Brian P. Keane, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	Todd W. Eckland, Esq. David G. Odrich, Esq. Pillsbury Winthrop Shaw Pittman LLP 1540 Broadway New York, NY 10036-4039 (212) 858-1000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (the “Form S-1”) of Biolex, Inc. is being filed solely for the purpose of adding Exhibits to the original filing of the Form S-1, filed on August 13, 2007. Other than the addition of exhibits and corresponding changes to the exhibit index and signature page, the remainder of the Form S-1 is unchanged. Accordingly, the prospectus that forms a part of the Form S-1 is not reproduced in this Amendment No. 1. This Amendment No. 1 does not reflect events occurring after the filing date of the original Form S-1, or modify or update the disclosures therein in any way other than as required to reflect the amendment set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee, The NASDAQ Global Market Listing Fee and the NASD Filing Fee.

SEC Registration Fee		$2,149
The NASDAQ Global Market Listing Fee		*
NASD Filing Fee		7,500
Printing and Engraving Fees		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Blue Sky Fees and Expenses		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Biolex or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our amended and restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our amended and restated certificate of incorporation and our restated bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Ninth of our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we may enter into agreements to indemnify our directors and officers.

Additionally, reference is made to the Underwriting Agreement filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Biolex, our directors and officers who sign the registration statement and persons who control Biolex, under certain circumstances.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have sold the following securities that were not registered under the Securities Act. The following information gives effect to a         -for-         split of our common stock to be effected prior to the completion of this offering.

(a)	Issuances of Capital Stock and Warrants

1.	Between August 8, 2003 and August 22, 2005, we issued and sold 22,594,864 shares of our Series AA2 preferred stock at a purchase price per share of $1.00 to 18 accredited investors for an aggregate purchase price of $22,594,864.

2.	On January 7, 2005, in connection with the issuance of an $8.0 million convertible note, we issued a warrant to Johnson & Johnson Development Corporation to purchase 714,286 shares of Series BB preferred stock at an exercise price of $1.40 per share. This warrant expired without exercise on August 22, 2006, one year from the date of the conversion of the $8.0 million promissory note.

3.	On August 22, 2005, we issued and sold 32,120,192 shares of our Series BB preferred stock at a purchase price per share of $1.12 to 24 accredited investors for an aggregate purchase price of $35,974,615.

4.	On September 28, 2005, in connection with a capital line borrowing, we issued a warrant to Oxford Finance Corporation to purchase 48,066 shares of Series BB preferred stock at an exercise price of $1.12 per share.

5.	On March 15, 2006, in connection with a capital line borrowing, we issued a warrant to Oxford Finance Corporation to purchase 13,898 shares of Series BB preferred stock at an exercise price of $1.12 per share.

6.	On June 9, 2006, in connection with a capital line borrowing, we issued a warrant to Oxford Finance Corporation to purchase 5,003 shares of Series BB preferred stock at an exercise price of $1.12 per share.

7.	On May 18, 2007, we issued and sold 21,186,441 shares of our Series CC preferred stock at a purchase price per share of $1.18 to 22 accredited investors for an aggregate purchase price of $25,000,000 and issued an additional 4,476,898 shares of our Series CC preferred stock upon the conversion of a $5.0 million convertible note and accrued interest payable thereon to Johnson & Johnson Development Corporation.

No underwriters were used in the foregoing transactions. The sales of securities described above were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the shares for investment and not distribution, and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b)	Certain Grants and Exercises of Stock Options

Pursuant to our 2003 Plan, we have issued options to purchase an aggregate of 10,194,485 shares of common stock. Of these options:

•	options to purchase 437,714 shares of common stock have been canceled or lapsed without being exercised;

•	options to purchase 300,764 shares of common stock have been exercised; and

•	options to purchase a total of 9,456,007 shares of common stock are currently outstanding, at a weighted average exercise price of $0.28 per share.

The sale and issuance of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Number	Description of Exhibit
*1.1	Form of Underwriting Agreement.

@3.1	Amended and Restated Certificate of Incorporation of the Registrant.

*3.2	Amended and Restated Certificate of Incorporation of the Registrant to be filed and effective upon completion of this offering.

@3.3	Bylaws of the Registrant.

*3.4	Restated Bylaws of the Registrant to be effective upon completion of this offering.

*4.1	Form of Common Stock Certificate.

@4.2	Fourth Amended and Restated Investor Rights Agreement, dated May 18, 2007.

*5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.

@10.1	Master Security Agreement between the Registrant and General Electric Capital Corporation, dated October 28, 2003, as amended.

@10.2	Master Security Agreement between the Registrant and Oxford Finance Corporation, dated September 21, 2005, as amended.

@10.3	Lease Agreement between the Registrant and ARE-7030 Kit Creek, LLC, dated December 22, 2005.

@10.4	Commercial Lease Agreement between the Registrant and Harold J. Milholen and William F. Milholen, dated August 9, 2000, as amended.

#10.5	License Agreement between the Registrant and North Carolina State University, dated April 30, 1998.

Exhibit Number	Description of Exhibit
#10.6	License Agreement between the Registrant, LemnaGene S.A. and Yeda Research and Development Company Limited, dated July 7, 2005.

#10.7	License Agreement between Epicyte Pharmaceutical, Inc. and The Scripps Research Institute, dated October 9, 1997.

#10.8	Collaboration Agreement between the Registrant and OctoPlus Technologies B.V., dated February 11, 2005, as amended.

@10.9	2003 Equity Incentive Plan.

*10.10	2007 Employee, Director and Consultant Stock Plan.

*10.10.1	Form of Incentive Stock Option Agreement under the 2007 Employee, Director and Consultant Stock Plan.

*10.10.2	Form of Non-Qualified Stock Option Agreement under the 2007 Employee, Director and Consultant Stock Plan.

*10.10.3	Form of Restricted Stock Agreement under the 2007 Employee, Director and Consultant Stock Plan.

@10.11	Executive Employment Agreement between the Registrant and Jan Turek, dated March 8, 2007.

@10.12	Executive Employment Agreement between the Registrant and Dale Sander, dated March 8, 2007.

@10.13	Executive Employment Agreement between the Registrant and David Spencer, dated March 8, 2007.

@10.14	Executive Employment Agreement between the Registrant and John Irick, dated March 8, 2007.

@10.15	Letter Agreement between the Registrant and W. Thomas Amick, effective March 4, 2004.

@10.16	Letter Agreement between the Registrant and David Castaldi, dated May 19, 2004.

*10.17	Director Compensation Policy.

@21.1	Subsidiaries of the Registrant.

@23.1	Consent of PricewaterhouseCoopers LLP.

@23.2	Consent of Frédéric Brejon.

*23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).

@24.1	Powers of Attorney.

@	Previously filed.
*	To be filed by amendment.
#	Confidential treatment has been requested for portions of this exhibit.

(b)	Financial Statement Schedules

Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsboro, North Carolina, on September 11, 2007.

BIOLEX, INC.

By:	/s/ Jan Turek
Jan Turek
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Jan Turek Jan Turek	President, Chief Executive Officer and Director (principal executive officer)	September 11, 2007

/s/ Dale Sander Dale Sander	Chief Financial Officer and Senior Vice President, Finance (principal financial and accounting officer)	September 11, 2007

* Chris Hegele	Chairman of the Board	September 11, 2007

* W. Thomas Amick	Director	September 11, 2007

* David L. Castaldi	Director	September 11, 2007

* Dennis Dougherty	Director	September 11, 2007

* P. Sherrill Neff	Director	September 11, 2007

* Sunny Sharma, M.D.	Director	September 11, 2007

*By: /s/ Dale Sander Dale Sander Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
*1.1	Form of Underwriting Agreement.

@3.1	Amended and Restated Certificate of Incorporation of the Registrant.

*3.2	Amended and Restated Certificate of Incorporation of the Registrant to be filed and effective upon completion of this offering.

@3.3	Bylaws of the Registrant.

*3.4	Restated Bylaws of the Registrant to be effective upon completion of this offering.

*4.1	Form of Common Stock Certificate.

@4.2	Fourth Amended and Restated Investor Rights Agreement, dated May 18, 2007.

*5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.

@10.1	Master Security Agreement between the Registrant and General Electric Capital Corporation, dated October 28, 2003, as amended.

@10.2	Master Security Agreement between the Registrant and Oxford Finance Corporation, dated September 21, 2005, as amended.

@10.3	Lease Agreement between the Registrant and ARE-7030 Kit Creek, LLC, dated December 22, 2005.

@10.4	Commercial Lease Agreement between the Registrant and Harold J. Milholen and William F. Milholen, dated August 9, 2000, as amended.

#10.5	License Agreement between the Registrant and North Carolina State University, dated April 30, 1998.

#10.6	License Agreement between the Registrant, LemnaGene S.A. and Yeda Research and Development Company Limited, dated July 7, 2005.

#10.7	License Agreement between Epicyte Pharmaceutical, Inc. and The Scripps Research Institute, dated October 9, 1997.

#10.8	Collaboration Agreement between the Registrant and OctoPlus Technologies B.V., dated February 11, 2005, as amended.

@10.9	2003 Equity Incentive Plan.

*10.10	2007 Employee, Director and Consultant Stock Plan.

*10.10.1	Form of Incentive Stock Option Agreement under the 2007 Employee, Director and Consultant Stock Plan.

*10.10.2	Form of Non-Qualified Stock Option Agreement under the 2007 Employee, Director and Consultant Stock Plan.

*10.10.3	Form of Restricted Stock Agreement under the 2007 Employee, Director and Consultant Stock Plan.

@10.11	Executive Employment Agreement between the Registrant and Jan Turek, dated March 8, 2007.

@10.12	Executive Employment Agreement between the Registrant and Dale Sander, dated March 8, 2007.

@10.13	Executive Employment Agreement between the Registrant and David Spencer, dated March 8, 2007.

@10.14	Executive Employment Agreement between the Registrant and John Irick, dated March 8, 2007.

@10.15	Letter Agreement between the Registrant and W. Thomas Amick, effective March 4, 2004.

@10.16	Letter Agreement between the Registrant and David Castaldi, dated May 19, 2004.

*10.17	Director Compensation Policy.

@21.1	Subsidiaries of the Registrant.

@23.1	Consent of PricewaterhouseCoopers LLP.

Exhibit Number	Description of Exhibit
@23.2	Consent of Frédéric Brejon.

*23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).

@24.1	Powers of Attorney.

@	Previously filed.
*	To be filed by amendment.
#	Confidential treatment has been requested for portions of this exhibit.